UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 2)


                            ExpressJet Holdings, Inc.
                                (NAME OF ISSUER)

                                  Common Stock
                         (TITLE OF CLASS OF SECURITIES)

                                    30218U108
                                 (CUSIP NUMBER)

                                    Copy to:

                             William J. Quinlan, Jr.
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, IL 60606-5096

                                  June 30, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X| Rule 13d-1(b)
         | | Rule 13d-1(c)
         | | Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 30218U108                                                 Schedule 13G


1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

           State Street Bank & Trust Company as Investment Manager for the Continental Retirement Plan Trust

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) | |
           (b) | |

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.         SOLE VOTING POWER

                             1,269,000

6.         SHARED VOTING POWER

                             0

7.         SOLE DISPOSITIVE POWER

                             1,269,000

8.         SHARED DISPOSITIVE POWER

                             0

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,269,000

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES | |


11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             2.33% based on 54,370,345 shares outstanding on July 19, 2004

12.        TYPE OF REPORTING PERSON

                             BK

CUSIP No. 30218U108                                                 Schedule 13G


1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)

           State Street Bank & Trust Company in various fiduciary capacities

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) | |
           (b) | |

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.         SOLE VOTING POWER

                             1,664,469

6.         SHARED VOTING POWER

                             0

7.         SOLE DISPOSITIVE POWER

                             1,664,469

8.         SHARED DISPOSITIVE POWER

                             0

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             1,664,469

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES | |


11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                             3.06% based on 54,370,345 shares outstanding on July 19, 2004

12.        TYPE OF REPORTING PERSON

                             BK

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)      | |      Broker or dealer registered under section 15 of the
                           Act.

         (b)      |X|      Bank as defined in section 3(a)(6) of the Act.

         (c)      | |      Insurance company as defined in section 3(a)(19) of
                           the Act.

         (d)      | |      Investment company registered under section 8 of the
                           Investment Company Act of 1940.

         (e)      | |      An investment advisor in accordance with section
                           240.13d-1(b)(1)(ii)(E).

         (f)      |X|      An employee benefit plan or endowment fund in
                           accordance with section 240.13d-1(b)(1)(ii)(F).

         (g)      | |      A parent holding company or control person in
                           accordance with section 240.13d-1(b)(ii)(G).

         (h)      | |      A savings association as defined in section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      | |      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940.

         (j)      | |      Group, in accordance with section
                           240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to section 240.13d-1(c), check this box: | |

ITEM 4            OWNERSHIP.

         (a)      Amount beneficially owned:  2,933,469

         (b)      Percent of class: 5.4%

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:   2,933,469
                                                                   -------------

                  (ii)  Shared power to vote or to direct the vote: 0
                                                                   -------------

                  (iii) Sole power to dispose or to direct the
                        disposition of:                             2,933,469
                                                                   -------------

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                             0
                                                                   -------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: | |.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Dated:  July 28, 2004


                                 State Street Bank & Trust Company as Investment
                                         Manager for The Continental Retirement
                                         Plan Trust



                                 By:      Sydney Marzeotti
                                    --------------------------------------------
                                 Its:     Vice President
                                     -------------------------------------------